EXHIBIT 11


STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
TRINOVA CORPORATION
(In thousands, except per share data)
                                                    Three Months Ended
                                                         March 31
                                                --------------------------
                                                   1995           1994
                                                ----------     ----------
AVERAGE SHARES OF COMMON STOCK
AND COMMON STOCK EQUIVALENTS
OUTSTANDING (NOTE A)
Average shares outstanding                          28,809         28,595
Assumed conversion of the 6%
 convertible debentures                              1,905          1,905
Net effect of dilutive stock
 options based upon treasury stock
 method using average market price                      20            245
                                                 ---------     ----------
Average shares of common stock
 and common stock equivalents
 outstanding                                        30,734         30,745
                                                ==========     ==========

INCOME ATTRIBUTABLE TO COMMON STOCK (NOTE A)
Net income                                      $   22,588     $   13,274
After-tax eqivalent of interest expense
 on the 6% convertible debentures                      930            930
                                                ----------     ----------
Income attributable to common stock             $   23,518     $   14,204
                                                ==========     ==========


Net Income per Share                            $      .77     $      .46
                                                ==========     ==========



Note A - Net income per share is computed using the average number of common shares outstanding, including common stock equivalents. The assumed conversion of the Company's 6% convertible debentures was included in average shares outstanding, increasing the average number of shares outstanding by 1,904,762 shares. For purposes of computing net income per share, net income was increased for the after-tax equivalent of interest expense on the 6% convertible debentures.



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